Exhibit 3.2

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS

OF THE

FIG GAME SHARES – PSY2
SERIES OF PREFERRED STOCK OF

FIG PUBLISHING, INC.

July [   ], 2016

FIG PUBLISHING, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), hereby certifies that the following resolution pertaining to its Fig Game Shares – PSY2 series of preferred stock of the Company, par value of $0.0001 per share (the “PSY2 Game Shares” or the “Preferred Stock”), was adopted by the Board of Directors of the Company (the “Board”) by unanimous written consent of the Board as required by Section 151 of the General Corporation Law of the State of Delaware. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Second Amended and Restated Certificate of Incorporation (the “Amended Certificate”) or, if not defined therein, in the offering circular for the sale of the Preferred Stock as filed with the U.S. Securities and Exchange Commission in June 2016 (the “Offering Circular”).

WHEREAS, the Board previously adopted a resolution authorizing the creation and issuance of a series of preferred stock designated as Grasslands Game Shares and the Certificate of Designations of for the Grasslands Game Shares was filed with the Secretary of State of the State of Delaware on December 17, 2015; and

WHEREAS, no Grasslands Game Shares have been issued;

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority vested in the Board of the Company and the provisions of the Amended Certificate, the Certificate of Designations for the Grasslands Game Shares is hereby amended and restated in its entirety and that the designation and number of shares thereof and the relative rights, powers and preferences, and qualifications, limitations and restrictions thereof, as amended and restated, are as follows:

DESIGNATION:	Fig Game Shares – PSY2 (“PSY2 Game Shares”)

AUTHORIZED SHARES:	6,000 shares

PSY2 GAME SHARES ASSET:	(i) all assets, liabilities and businesses of the Company attributed to the publishing rights held by the Company under the license agreement as of [__], 2016 with Double Fine Productions, Inc., in connection with the development of the game Psychonauts 2 (the “Game”), as amended from time to time; (ii) all assets, liabilities and businesses acquired or assumed by the Company for the account of such publishing rights, or contributed, allocated or transferred to the Company in connection with such publishing rights (including the net proceeds of any issuances, sales or incurrences in connection with such publishing rights, or indebtedness of the Company incurred in connection with such publishing rights), after the date hereof and as determined by the Board of Directors; and (v) the proceeds of any disposition of any of the foregoing.

VOTING POWERS:	No voting powers.

DIVIDEND

Provided the Game is successfully developed, holders of PSY2 Game Shares will be entitled to receive dividends based on the sales receipts the Company receives from sales of the Game (after the deduction of fees, developer royalties and expenses), with such dividends to be declared by the Board in its discretion.

CANCELLATION BY THE COMPANY

The Board may at any time following the seven-year anniversary of the delivery date of the Game resolve to cancel the series of PSY2 Game Shares, if at such time the average quarterly gross sales receipts in respect of sales of the Game received by Fig over the four immediately preceding, completed fiscal quarters is less than $25,000 per quarter. Upon cancellation, all rights of a holder of PSY2 Game Shares will cease and such holder will no longer be entitled to dividends or any other economic or other benefit.

DIVIDEND OR REDEMPTION UPON DISPOSITION OF PSY2 GAME SHARES ASSET

In the event of a Disposition Event (as defined in our Amended Certificate), in which the PSY2 Game Shares Asset related to such series is disposed of, on or prior to the 120th day following the consummation of such Disposition Event, the Board, in its discretion, may, but is not required to:

(i) declare and pay a dividend in cash, securities (other than shares of the series of PSY2 Game Shares) or other assets of the Company, or any combination thereof, to the holders of outstanding shares of the series of PSY2 Game Shares, with an aggregate Fair Value (as defined in our Amended Certificate) equal to the Allocable Net Proceeds (as defined in our Amended Certificate) of such Disposition Event as of the Determination Date (as defined in our Amended Certificate), such dividend to be paid on all shares of such series of PSY2 Game Shares outstanding as of the Determination Date on an equal per share basis; and thereafter, in its discretion, cancel the series of PSY2 Game Shares; or

(ii) if such Disposition Event involves all (and not merely substantially all) of the assets of the PSY2 Game Shares, redeem all outstanding shares of such series of PSY2 Game Shares for cash, securities (other than shares of the series of PSY2 Game Shares) or other assets of the Company, or any combination thereof, with an aggregate Fair Value equal to the Allocable Net Proceeds of such Disposition Event as of the Determination Date, such aggregate amount to be allocated among all shares of such series of PSY2 Game Shares outstanding as of the Determination Date on an equal per share basis; or

(iii) combine all or any portions of (i) or (ii) above on a pro rata basis among all holders of PSY2 Game Shares.

LIQUIDATION

In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of PYS2 Game Shares outstanding shall be entitled to receive (x) all dividends and other distributions declared on such series by the Board but not yet paid, plus (y) an amount equal to the value of the total assets of the PYS2 Game Shares Asset less the total liabilities of such PSY2 Game Shares Asset, ratably in proportion to the number of shares of the PSY2 Game Shares held by them; but in such event such holders shall not be entitled to any additional amounts.

TRANSFER RESTRICTIONS:	No holder of PSY2 Game Shares shall, directly or indirectly, sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of such shares, in whole or in part, except under circumstances that would constitute compliance with the restrictions imposed by Rule 144 under the Securities Act of 1933 on the transfer of securities of issuers that are not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934. Such circumstances must be demonstrated to the Company prior to such disposition, by means of a certification as to the facts of the proposed disposition and any other document or documents, including without limitation an opinion of counsel, as the Company may require in its sole discretion, each such document being in form and substance satisfactory to the Company in its sole discretion.

RESOLVED FURTHER, that such Preferred Stock shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Amended Certificate.

(Signature Page Follows)

IN WITNESS WHEREOF, Fig Publishing, Inc. has caused this Certificate of Designations to be executed by its Chief Executive Officer as of the date first set forth above.

FIG PUBLISHING, INC.

By:

Name:	Justin Bailey
Title:	Chief Executive Officer

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